Exhibit 23



            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------




To the Board of Directors and Shareholders
Citizens Communications Company:

We consent to the incorporation by reference in the Registration Statement (No. 33-52873) on Form S-3, in the Registration Statement (No. 33-63615) on Form S-3, in the Registration Statement (No. 333-58044) on Form S-3, in the Registration Statement (No. 333-91054) on Form S-8, in the Registration Statement (No. 333-61432) on Form S-8, in the Registration Statement (No. 333-71821) on Form
S-8, in the Registration Statement (No. 333-71597) on Form S-8, in the Registration Statement (No. 333-71029) on Form S-8, in the Registration Statement (No. 33-42972) on Form S-8, in the Registration Statement (No. 33-48683) on Form S-8, in the Registration Statement (No. 333-69740) on Form S-4 of Citizens Communications Company and subsidiaries of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Citizens Communications Company and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004, management's assessment of effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, and the related consolidated financial statement schedule, which reports appear in the December 31, 2004, annual report on Form 10-K of Citizens Communications Company and subsidiaries. Our reports refer to the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" as of January 1, 2003.




                                                /s/ KPMG LLP


New York, New York
March 11, 2005